EXHIBIT 5.2

[Starr, Gern, Davison & Rubin, P.C.]

[Letterhead]

April 23, 2004

Immunomedics, Inc.

300 American Road

Morris Plains, NJ 07950

Ladies and Gentlemen:

We have acted as your legal counsel in connection with the issuance and sale of $10 million aggregate principal amount of the Company’s 3.25% Convertible Senior Notes due 2006 (the “Notes”). We understand that you are preparing and filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which Immunomedics, Inc., a Delaware corporation (the “Company”), is registering under the Securities Act of 1933, as amended, (i) the Notes; (ii) 1,642,036 shares of the Company’s common stock, $.01 par value per share, and an additional indeterminate number of shares as may be required for issuance upon conversion of the Notes for resale to the public (the “Shares”). We understand that Cadwalader, Wickersham and Taft LLP (“Cadwalader”) is acting as your legal counsel in connection with the preparation and filing of the Registration Statement. This opinion is being rendered in connection with the Company’s filing of the Registration Statement. All capitalized terms used herein shall have the respective meanings given to them in the Registration Statement.

We have examined the Registration Statement, the Certificate of Incorporation of the Company, as amended to date, and such other documents and records of the Company as we have deemed necessary for purposes of this opinion.

This opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion should be read in conjunction with the Accord.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

The opinions expressed in this letter are limited to the laws of the State of New Jersey (including the applicable provisions of the New Jersey Constitution and the reported judicial decisions interpreting the laws) and the federal laws of the United States of America. We are not opining on, and we assume no responsibility with respect to, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdiction. To the extent that any other laws govern the matters as to which we are opining herein, we have assumed that such laws are identical to the state laws of the State of New Jersey, and we are expressing no opinion herein as to whether such assumption is reasonable or correct. We note in this regard that the Notes state that they are to be governed by the laws of the State of New York. Except as expressly set forth in this letter, we are also not opining on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health and safety laws. No opinion is expressed herein with respect to the qualification of the Notes and Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Our opinions contained in paragraph (i) below as to enforceability is subject to the further qualification that such enforceability may be (1) limited by bankruptcy, insolvency (including, without limitation, fraudulent conveyances and fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (2) limited by general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law), (3) subject to the effect of any public policy considerations or court decisions which may limit the rights of any person or entity to obtain indemnification, and (4) subject to the effects of generally applicable rules of law that (A) limit or affect the enforcement of provisions that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness or (B) provide that forum selection clauses are not necessarily binding on the court or courts in the forum selected.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

(i)	The Notes have been duly and validly authorized and issued and are binding obligations of the Company; and

(ii)	The Shares have been duly and validly authorized and, when issued upon conversion of the Notes in accordance with the terms of such Notes, will be validly issued, fully paid and non-assessable.

We are furnishing this letter to you solely in connection with the offer and sale of the Notes or Shares while the Registration

Statement is in effect. You may not rely on this letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

The term “Primary Lawyer Group” as used in the Accord, is hereby modified and for purposes of applying the Accord to this opinion, shall mean Ira M. Starr, Stephen R. Urbinato and Kellianne E. Greenwood.

The foregoing opinions are rendered as of the date of this letter, except as otherwise indicated. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

We hereby consent to the reference to this firm under the heading “Legal Matters” in the Prospectus which is part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Starr, Gern, Davison & Rubin, P.C.
Starr, Gern, Davison & Rubin, P.C.